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                                                                   EXHIBIT 10.9



                             SECURED PROMISSORY NOTE

$2,500,000.00                                                   August 11, 2000
                                                                 Miami, Florida


         FOR VALUE RECEIVED, UNITED PETROLEUM GROUP, INC., a Delaware corporation ("Maker") promises to pay to the order of JOSE P. BARED, individually, and INFINITY INVESTORS LIMITED, a Nevis, West Indies corporation (collectively, "Holder") the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), together with interest on the principal balance hereof from time to time outstanding at the rate per annum equal to (i) the sum of Prime Rate plus one percent (1.0%) or (ii) the sum of three and seven-eighths percent (3.875%) plus LIBOR; the selection of the foregoing interest rates to be at the option of Maker, provided, however, that so long as that certain Revolving Promissory Note dated November 3, 1999 made by Maker in favor of Hamilton Bank, N.A. (the "Hamilton Revolving Note") remains outstanding, the rate of interest hereunder shall be the same as that selected by Maker under the Hamilton Revolving Note.

         For purposes of this Note, the following terms shall have the following meanings:

         1) "Prime Rate" shall mean the U.S. dollar prime commercial rate as publicly announced from time to time by Citibank, N.A. as its "prime rate".

         2) "LIBOR" shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) quoted on Reuters International System's "LIBO" page at approximately 11:00 a.m. London time on the day which is two (2) banking days before the beginning of the LIBOR Interest Period for the offering by leading banks in the London interbank market of U.S. dollar deposits for the term of such LIBOR Interest Period and in amounts comparable to the principal amount of this Note scheduled to be outstanding for the LIBOR Interest Period.

         3) "LIBOR Interest Period" shall mean each successive period of one month used to determine the LIBOR rate of interest applicable to the principal of the Note. The first LIBOR Interest Period of the Note shall commence on the date specified by Maker for the commencement of the LIBOR rate of interest and end on the last banking day of such LIBOR Interest Period (the "LIBOR Determination Date"), and each subsequent LIBOR Interest Period shall commence on the LIBOR Determination Date for the preceding LIBOR Interest Period and end on the next succeeding LIBOR Determination Date. If any LIBOR Determination Date falls on a day which is not a banking day, it shall be adjusted and determined in accordance with the practices of the offshore U.S. dollar interbank markets as from time to time in effect, provided, however, that the last LIBOR Interest Period shall end no later than the date specified by Maker for conversion of the Note into an obligation bearing interest at the Prime Rate or the date all amounts outstanding hereunder become due and payable. Notwithstanding anything to the contrary herein, so long as the Hamilton Revolving Note remains outstanding, each LIBOR Interest Period applicable to this Note shall coincide with the LIBOR Interest Period applicable to the Hamilton Revolving Note.

         The principal amount outstanding under this Note, together with all accrued interest on the unpaid principal balance, shall be due and payable in full on November 30, 2000 (the "Maturity Date"). Interest on this Note shall be computed on the actual number of days elapsed over a 360 day year. Maker may prepay this Note at any time or from time to time prior to maturity, either in whole or in part, without premium or penalty of any kind. All partial prepayments under this Note shall be applied first in payment of interest accrued upon the principal balance hereof at the time outstanding, and then in reduction of the principal balance hereof.

         This Note is secured by that certain Security Agreement of even date herewith made by Maker in favor of Holder (the "Security Agreement"). Any default by Maker hereunder shall constitute a default under the Security Agreement, and shall entitle Holder to exercise all the rights and remedies which may be stated in the Security Agreement (as well as those set forth in this Note and available at law or in equity), including specifically, but without



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limitation, the right to foreclose all property which is collateral for payment of the obligations owed by Maker to Holder.

         Maker hereby waives presentment for payment, demand, notice of dishonor, protest, extension of time without notice and/or any and all requirements necessary to hold Maker liable as maker, and agrees that (i) any collateral, lien, and or right of setoff securing any indebtedness evidenced by this Note may, from time to time, in whole or in part, be exchanged or released, and any person liable on or with respect to this Note may be released all without notice to or further reservations of rights against Maker, and all without in any way affecting or releasing the liability of Maker, any endorser, surety or guarantor, and (ii) none of the terms or provisions hereof may be waived, altered, modified or amended orally, by course of conduct, dealing or performance, or otherwise, except as Holder may specifically agree in writing.

         Maker hereby agrees to pay all out-of-pocket costs and expenses, including attorneys' fees, incurred by Holder in connection with the collection of the indebtedness evidenced by this Note, any modification hereof, or in enforcing or protecting any of the rights, powers, remedies and privileges of Holder hereunder. As used in this Note, the term "attorneys' fees" shall include those incurred at any time whether prior to the commencement of judicial proceeding and/or thereafter at the trial and/or appellate proceedings and/or in pre- and post judgment or insolvency, bankruptcy, administrative, regulatory or investigative proceedings.

         All amounts payable hereunder shall be payable in lawful currency of the United States of America to Holder in equal shares as follows: to Jose P. Bared at 9025 Arvida Drive, Coral Gables, Florida 33156, and to Infinity Investors Limited at 1601 Elm Street, Suite 4000, Dallas, Texas 75201, or at such other place designated by Holder in writing, in immediately available funds without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Note. Maker shall pay all such taxes (other than taxes on or measured by income of the holder hereof), duties, and other charges in addition to the principal evidenced by this Note.

         The occurrence of any one of more of the following shall constitute a default hereunder: (a) failure of Maker to pay to the Holder, when the same shall become due (whether at scheduled maturity, upon acceleration or otherwise), the indebtedness evidenced by this Note; or (b) failure of Maker to timely pay or perform any other agreement of Maker under this Note; or (c) the occurrence of any default under the Security Agreement. At any time after the occurrence of a default hereunder, the indebtedness evidenced by this Note shall, at the option of Holder, immediately become due and payable, and Holder shall be entitled to exercise the other remedies set forth in this Note or as provided by law.

         Any amount of principal evidenced by this Note which is not paid when the same shall become due (whether at scheduled maturity, upon acceleration after a default, or otherwise) shall bear interest from the date it was due until paid in full at the rate of interest then in effect pursuant to the first paragraph of this Note plus five percent (5%), or the maximum rate permitted by applicable law, whichever is less. All such amounts shall be part of the obligations secured by the Security Agreement.

         Holder does not intend to violate any applicable usury laws. Accordingly, all agreements between Maker and Holder are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the unpaid principal balance hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder (including all interest on this Note, and the aggregate of all other amounts taken, reserved or charged pursuant to this Note which, under applicable laws, is or may be deemed to be interest) exceed the maximum rate allowed by applicable law. If, from any circumstances whatsoever, fulfillment of any obligation hereof at the time performance of such obligation shall be due shall cause the effective rate of interest upon the sums evidenced by this Note to exceed the maximum rate of interest allowed by applicable law, then the obligation to be fulfilled shall be reduced automatically to the extent necessary to prevent that effective rate of interest from exceeding the maximum rate allowable under applicable law and to the extent that Holder shall receive any sum which would constitute excessive interest, such sum shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal, the excess shall be refunded to Maker.



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         Maker agrees that this Note shall be governed by and construed under the laws of the State of Florida. If any provision of this Note shall be deemed unenforceable under applicable law, such provision shall be ineffective, but only to the extent of such unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note. Maker consents that jurisdiction and venue of any dispute arising from this Note shall be in Miami-Dade County, Florida and waives all objections thereto. The rights of the Holder hereunder shall inure to the benefit of their respective heirs, beneficiaries, successors and assigns.

         IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first above written.


                                        UNITED PETROLEUM GROUP, INC.



                                        By: /s/ JOSE P.  BARED
                                            -----------------------------------
                                        Name:  Jose P. Bared
                                        Title: President







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